March 1, 2007

Ignis Petroleum Group, Inc.
100 Crescent Court, 7th Floor
Dallas, Texas 75201

Ladies and Gentlemen:

I hereby resign, effective immediately, my position as a director of Ignis Petroleum Group, Inc.

Sincerely,

/s/ Philipp Buschmann
Philipp Buschmann